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                                                                     Exhibit 2.1

                         AGREEMENT AND PLAN OF EXCHANGE

        AGREEMENT AND PLAN OF EXCHANGE (the "Agreement"), dated this 13th day of July , 2000, by and between MEGA GROUP, INC., a New York corporation ("MEGA"), and SMALL BUSINESS INVESTMENT CORPORATION OF AMERICA, INC., formerly known as All American Smokorama Barbeque, Inc., an Oregon corporation ("SBICOA").

        WHEREAS, MEGA and SBICOA deem it advisable and in the best interests of each that MEGA acquire all of the issued and outstanding common stock of SBICOA in exchange for newly issued shares of the common stock of MEGA (the "Share Exchange"); and

        WHEREAS, MEGA and SBICOA have approved and adopted this Agreement as a "plan of reorganization" within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions, and conditions contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree that MEGA shall acquire all of the issued and outstanding common stock of SBICOA, upon and subject to the following terms and conditions:

                                    ARTICLE I
                                   DEFINITIONS

        As used in this Agreement, the following terms shall have the following meanings, unless the context shall otherwise require:

                (a) "EFFECTIVE DATE" shall mean the date on which a certificate of exchange is filed with the Secretary of State of the State of New York and, to the extent applicable, with the Secretary of State of the State of Oregon, or such other date for the effectiveness of the reorganization as may be provided therein.

                (b) "EXCEPTIONS SCHEDULE" shall mean Exhibit A in the case of MEGA and Exhibit B in the case of SBICOA, both of which are attached hereto and incorporated by reference herein.

                (c) "INTERNAL REVENUE CODE" shall mean the federal Internal Revenue Code of 1986, as amended, and rules and regulations promulgated thereunder.

                (d) "MEGA COMMON STOCK" shall mean the common stock, no par value, of MEGA, its only outstanding class and series of capital stock, none of which is entitled to vote, whether or not as a class or series, in connection with the Share Exchange.

                (e) "RECORD DATE" shall mean the date fixed by the board of directors of SBICOA for determination of the holders of the SBICOA shares entitled to notice of and to vote at the shareholder meeting called to approve the reorganization.


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                (f)     "SBICOA COMMON STOCK" shall mean the common stock, no
par value, of SBICOA, its only outstanding class and series of capital stock, all of which is entitled to vote, but not as a class or series, in connection with the Share Exchange.

                (g) "SBICOA FULLY-DILUTED EQUITY" shall have the meaning set forth in Section 3.01.

                                   ARTICLE II
                          GENERAL TERMS AND PROVISIONS

        SECTION 2.01 REORGANIZATION. Subject to and in accordance with all of the terms and conditions hereinafter set forth, on the Effective Date, MEGA shall issue, to the SBICOA shareholders of record on the Record Date, shares of the authorized and previously unissued MEGA Common Stock in exchange for all, and not less than all, of the outstanding shares of SBICOA Common Stock. The MEGA Common Stock shall be the sole consideration given in exchange for the SBICOA Common Stock, and it shall be voting common stock, both within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code.

        SECTION 2.02 DIRECTORS AND OFFICERS OF MEGA. On the Effective Date, the size of the Board of Directors of MEGA shall be fixed at six, the existing members of the Board of Directors of MEGA other than Steven Gregory shall resign, and John H. Brown, Joyce L. Brown, Nelson Beebe, Vern S. Morris, and Paul Pride shall be appointed to the vacant Board seats of MEGA to serve until their successors are elected and qualify. On the Effective Date, the officers of MEGA other than Steven Gregory and Nelson Beebe, shall resign.

        SECTION 2.03 NO MEGA INDEBTEDNESS. Except as set forth in Section 2.03 of the Exceptions Schedule attached hereto as Exhibit A, on the Effective Date, there shall be no indebtedness or other obligation owed by MEGA to any person, and there shall be no employment or independent contractor agreement between MEGA and any other person.

        SECTION 2.04 INDEMNITY. On the Effective Date, MEGA shall enter into an indemnity agreement with Steven Gregory ("Gregory"), in the form attached hereto as Exhibit C, under which Gregory shall indemnify and hold MEGA, SBICOA, and their directors, officers, shareholders, representatives, agents, affiliates, successors, and assigns harmless from and against any and all claims or liabilities, whether actual or contingent, liquidated or unliquidated, or accrued or unaccrued, arising out of or related in any way to its business or operations, including without limitation any claim asserted or which might be asserted in those arbitration proceedings and civil actions identified in the MEGA Exceptions Schedule, or the breach by MEGA of any of the representations, warrants, and covenants given herein; provided, however, that Gregory shall not be required to indemnify MEGA, SBICOA, and their directors, officers, shareholders, representatives, agents, affiliates, successors, and assigns harmless from and against any and all claims or liabilities arising out of or related in any way to the Adler Award.

        SECTION 2.05 TRANSACTION FEES. For services rendered in connection with the transactions contemplated by this Agreement, on the Effective Date MEGA shall issue to the following persons the following number of shares, restricted as provided in Rule 144 promulgated under the Securities Act of 1933, as amended, of Mega Common Stock: Steven



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Gregory - 500,000 shares; Nelson Beebe - 60,000 shares; and Don Exum - 100,000 shares; provided, however, that such shares shall be issued to each person only if such person is an "accredited investor" as defined in the federal securities laws and the rules thereunder and executes such confirming documents as MEGA may reasonably request. On the Effective Date, MEGA and each person identified in the immediately preceding sentence of this Section 2.05 shall enter into a stock purchase and repurchase agreement acceptable to MEGA which shall provide, among other things, that MEGA shall repurchase the shares, under certain circumstances, for $2.50 per share paid in cash; that MEGA intends without assurance to engage in the nonpublic offer and sale, in 2000, of shares of MEGA Common Stock at an offering price of $5.00 per share; and that each person identified in the immediately preceding sentence of this Section 2.05 shall have the right, upon the commencement of such nonpublic offering to purchase such additional number of shares of MEGA Common Stock as shall be set forth in the stock purchase and repurchase agreement for a purchase price of $4.00 per share paid in cash.

        SECTION 2.06 DUE DILIGENCE PERIOD. Each party shall promptly provide the other, at its respective address for notice as provided herein, with such books, records, documents and consents that the other may reasonably request to investigate the representations, warranties and financial condition of the party, including all articles of incorporation and amendments, bylaws and amendments, minutes of all incorporators, directors and shareholders meetings or consent minutes with respect to actions taken by incorporators, directors, or shareholders, all financial statements, tax returns, and all material contracts, leases, and agreements to which it is a party or an intended beneficiary within two (2) days after the date of this Agreement. Each party shall complete its investigation within ten (10) days thereafter.

        SECTION 2.07 TAKING OF NECESSARY ACTION. MEGA and SBICOA shall take all such actions as may be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest MEGA with title to any or all of the SBICOA Common Stock, the officers and directors of MEGA, and its subsidiaries, at the expense of MEGA, shall take such necessary or desirable action.

                                   ARTICLE III
                               EXCHANGE OF SHARES

        SECTION 3.01 EXCHANGE RATIO. On the Effective Date, MEGA shall issue a total of 9,309,396 shares of its Common Stock to all of the shareholders of SBICOA in exchange for all of the issued and outstanding SBICOA Common Stock held of record and beneficially by them. Each holder of shares of SBICOA Common Stock shall be entitled to receive that number of shares of MEGA Common Stock equal to the number of shares of SBICOA Common Stock held of record by the holder multiplied by 11.98594039086. No fractional shares of MEGA Common Stock shall be issued, and the actual number of shares of MEGA Common Stock to be issued to each shareholder of SBICOA shall be rounded up or down to the nearest whole number of shares. There are no issued and outstanding securities of SBICOA which may be exercised or exchanged for shares of SBICOA Common Stock. The shares of SBICOA Common Stock, if any, held in the treasury of SBICOA ("Treasury Shares") shall be cancelled and shall not be exchanged or combined in accordance with the provisions of this Section 3.01.



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        SECTION 3.02 EXCHANGE OF CERTIFICATES. As soon as practicable after the
Effective Date, each holder of a certificate for shares of SBICOA Common Stock, upon surrender of same to MEGA (the "Transfer Agent"), shall be entitled to receive, in exchange therefor, a certificate or certificates representing the number of full shares of MEGA Common Stock for and into which the shares of SBICOA Common Stock, represented by the certificate or certificates so surrendered, shall have been exchanged, as provided in Section 3.01 hereinabove. As soon as practicable after the Effective Date, the Transfer Agent shall send a notice and transmittal form to each holder of record of an outstanding certificate which, immediately prior to the Effective Date, evidenced shares of SBICOA Common Stock, advising such shareholder of the terms of exchange and combination effected by the Share Exchange and the procedure for surrendering to the Transfer Agent such certificate or certificates in exchange for one or more certificates representing the full number of shares of MEGA Common Stock, as determined by Section 3.01 hereinabove.

        SECTION 3.03 UNEXCHANGED CERTIFICATES. Until surrendered in accordance with Section 3.02 hereinabove, each outstanding certificate which, prior to the Effective Date of the Share Exchange, evidenced shares of SBICOA Common Stock, for all corporate purposes of MEGA shall be deemed to evidence ownership of the number of shares of MEGA Common Stock for and into which shares of SBICOA Common Stock represented thereby will have been exchanged and combined; provided, however, that until each such outstanding certificate is surrendered and exchanged, no dividend or distribution payable to the holders of record of MEGA Common Stock as of any date subsequent to the Effective Date of the Share Exchange shall be paid to the holder of such outstanding certificate which shall not have been surrendered with respect thereto. After the Effective Date of the Share Exchange, there shall be no further registry of transfers of SBICOA Common Stock on the books of SBICOA and, if a certificate representing such shares or warrants is presented for transfer to MEGA, it shall be cancelled and exchanged for a certificate representing shares of MEGA Common Stock, as provided for herein.

        SECTION 3.04 CERTIFICATES IN OTHER NAMES. If any certificate representing shares of MEGA Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition precedent to the issuance thereof that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer, that the person requesting the exchange pay to the Transfer Agent any transfer or other taxes required by reason of such issuance, and that counsel to MEGA shall approve such transfer.

        SECTION 3.05 STOCK LEGENDS. Certificates representing shares of MEGA Common Stock shall bear a legend restricting transfer of the shares of the MEGA Common Stock represented by such certificate in substantially the form set forth below:

        "The shares evidenced by this certificate have not been registered under the Securities Act of 1933 and may not be transferred, nor will any assignee or endorsee hereof be recognized as an owner hereof by the issuer for any purpose, unless a registration statement under the Securities Act of 1933, as amended, with respect to such shares shall then be in effect or unless the availability of an exemption from registration with respect to any proposed



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        transfer or disposition of such shares shall be established to the satisfaction of counsel for the issuer."

MEGA shall, from time to time, make stop transfer notations in its records to ensure compliance in connection with any proposed transfer of the shares with the Act, and all applicable state securities laws.

                                   ARTICLE IV
                CROSS-REPRESENTATIONS, WARRANTIES, AND COVENANTS

        Except as otherwise set forth in the applicable Exceptions Schedule, each of the parties hereto represents and warrants to, and covenants with, the other as follows:

        SECTION 4.01 ORGANIZATION; AUTHORIZATION. It is a corporation duly organized, validly existing, and in good standing under the laws of the state or country of its incorporation and has full power and authority to carry on its business as it now is being conducted and to own the properties and assets it now owns. It is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the conduct of its business or ownership of its property requires such qualification. Subject to the requisite approval of and authorization by the holders of its capital stock, it has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein.

        SECTION 4.02 NO DEFAULTS. It is not a party to or bound by any contract or agreement, or subject to any charter provision or other legal restriction (other than restrictions applicable to corporations or businesses generally), which adversely affects its business, operations, properties, assets, or condition, financial or otherwise. It is not in default under any material contract, lease, agreement, or other undertaking to which it is a party or by which it is bound. Subject to the requisite approval of and authorization by the holders of its capital stock, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance with the terms and conditions hereof will conflict with, result in a breach of the unwaived terms and conditions of, or constitute a default under its articles of incorporation or bylaws or any contract, agreement, commitment, or other undertaking to which it is a party or by which it is bound.

        SECTION 4.03 GOVERNMENTAL CONSENTS. Except for the requirements of the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws, and the filing and recording of the appropriate documents as required by the laws of the State of New York and, to the extent applicable, the State of Oregon, no consent or approval of, or filing or registration with, any governmental or regulatory authority is required in connection with the performance of the terms of this Agreement.

        SECTION 4.04 EXAMINATION OF DOCUMENTS. All original documents and other information relating to its affairs will be made available, and copies of any such documents will be furnished, upon request to the other party and its counsel. Included among the documents to be made available are all articles of incorporation and amendments, bylaws and amendments, minutes of all incorporators, directors, and shareholders meetings or consent minutes with respect to actions taken by incorporators, directors, or shareholders, all financial statements, tax



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returns, and all material contracts, leases, and agreements to which it is a party or an intended beneficiary.

        SECTION 4.05 TITLE TO ASSETS. It has good and marketable title to all of its properties and assets, both real and personal, free and clear of all security interest liens, claims, equities of others, and restrictions on the right to transfer.

        SECTION 4.06 TAX RETURNS AND PAYMENTS. All of its tax returns and reports required by law to be filed have been duly filed, and all taxes, assessments, fees, and other governmental charges upon it or upon any of its properties, assets, interest, or income which are due or are to become due have been paid or adequately reserved against. None of its federal income tax returns is currently under examination by the Internal Revenue Service.

        SECTION 4.07  NO LITIGATION.

                (a) There is no action, proceeding, claim, or investigation pending or threatened against it or to which any of its assets or properties are subject before any court or any governmental department, commission, board, bureau, agency, or instrumentality which involves the possibility of any judgment or liability or which might adversely affect its assets, business, or goodwill and, after investigation, it knows of no basis or grounds for any such action, proceeding, claim, or investigation; and

                (b) There is no outstanding order, writ, injunction, or decree of any court, government department, commission, board, bureau, government agency, or instrumentality, or any arbitration award, against it.

        SECTION 4.08 NO ADVERSE CHANGES. Between the date of this Agreement and the Effective Date, as a condition precedent to the obligations hereunder:

                (a) It will not, without the other party's prior written consent, engage in any material transaction not in the ordinary course of its business, make or declare any dividends or distributions of its capital, surplus, or profits, or redeem or issue any shares of its common stock or other securities;

                (b) There will be no changes in its assets, properties, liabilities, or financial condition from those shown in its financial statements or in its condition, other than changes which do not materially affect, singly or in the aggregate, its business, assets, properties, or financial condition; and

                (c) It will not borrow any amounts or incur any liabilities other than pursuant to contracts entered into in the ordinary course of business; discharge any lien or encumbrance or satisfy any liabilities other than current liabilities incurred in the ordinary course of business; mortgage, pledge, or subject to lien or charge or any other encumbrance any of its assets or properties; sell, assign, or transfer any of its assets except in the ordinary course of business; waive any rights of substantial value; or loan money to any of its directors, officers, or shareholders.



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        SECTION 4.09 NO ADVERSE CLAIMS. None of its officers or employees has any claim against it, and it is not obligated to any of such persons in any way or for any amount.

        SECTION 4.10 BOOKS AND RECORDS COMPLETE. Except as set forth in the Exceptions Schedule, its books and records are accurate and complete and there are no matters for which proper entry has not been made in such books and records.

        SECTION 4.11 INSURANCE. It is adequately insured with respect to risks usually insured against by companies owning properties and conducting business similar to those owned and conducted by it. All policies are presently in force and paid in full and will continue to be so without interruption until the Effective Date.

        SECTION 4.12 NO BROKERAGE FEES. No agent, broker, investment banker, person, or firm acting on its behalf is or will be entitled to any broker's or finder's fee or any other commission or fee, directly or indirectly, in connection with any of the transactions contemplated hereby.

        SECTION 4.13 COMPLIANCE WITH CERTAIN LAWS. It is in full compliance with: (i) all federal, state, and local laws regulating atmospheric, water, and other pollution or damage to the environment, and (ii) all federal, state, and local laws prohibiting discrimination based on race, creed, color, sex, age, disability, or national origin.

        SECTION 4.14 AUTHORIZATION OF BOARD OF DIRECTORS. Its Board of Directors has duly authorized the execution and delivery of this Agreement and all documents and transactions called for hereunder, and, subject to any requisite approval and authorization by the holders of its capital stock, this Agreement constitutes a valid and binding obligation of the corporation in accordance with the Agreement's terms. It shall deliver to the other party a certified copy of resolutions of its Board of Directors pertaining to the foregoing. It has taken or will exert its best efforts to take, prior to the Effective Date, all action required by law, its Articles of Incorporation and Bylaws, and otherwise, to authorize the execution, delivery, and performance of this Agreement.

        SECTION 4.15 CONTRACTS. It is not a party to any (i) labor agreements,
(ii) contracts of employment, (iii) contracts for the purchase, sale, or lease (as lessor or lessee) of real estate or personal property, (iv) contracts for services to be rendered to it, (v) employee insurance, hospital, or medical expense programs, or (vi) pension or profit-sharing plans, retirement plans, bonus or incentive agreements or plans, or stock purchase or stock option plans, formal or informal.

        SECTION 4.16 ACCOUNTS AND NOTES RECEIVABLE. The accounts and notes receivable as shown in its most recent consolidated balance sheet and the accounts and notes receivable acquired by it subsequent to said date have been collected or are believed by it to be collectible at the aggregate recorded amounts thereof, less applicable reserves shown on such balance sheet.

        SECTION 4.17 PROPERTY AND EQUIPMENT. The property and equipment as shown on its most recent consolidated balance sheet are in good operating condition and in a state of good maintenance and repair. The use of its real property conforms in all material respects with applicable ordinances, regulations, zoning, or building codes, and other applicable laws.



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        SECTION 4.18  CAPITALIZATION.

                (a) It has no obligation under any agreement with any person to register any of its securities under the 1933 Act or any applicable state securities laws and, during the two years preceding the date of this Agreement, it has not sold or issued any of its securities in a transaction which was not registered under the 1933 Act or any applicable state securities law. There are no preemptive rights with respect to any of its securities.

                (b) SBICOA represents and warrants that its authorized capital stock consists of 10,000 shares of common stock, no par value per share, of which 6,000 shares are issued and outstanding. All of the issued and outstanding shares of SBICOA Common Stock are validly issued, fully paid, and nonassessable.

                (c) MEGA represents and warrants that its authorized capital stock consists of 25,000,000 shares of common stock, no par value per share, of which 1,467,247 shares are issued and outstanding. All of the issued and outstanding shares of MEGA Common Stock are validly issued, fully paid, and nonassessable.

        SECTION 4.19 PRINCIPAL SHAREHOLDERS. No person owns of record or, to the best of its knowledge, owns beneficially five percent or more of any class of the issued and outstanding shares of its voting securities.

        SECTION 4.20 NO SUBSIDIARIES. It has no subsidiaries. MEGA specifically represents and warrants that, on April 1, 2000 it sold all of the issued and outstanding common stock of its former subsidiary, being Associates of Clifton Park, Inc., to Steven Gregory and applied the net sale proceeds in payment of certain outstanding obligations, now satisfied in full.

        SECTION 4.21 INFORMATION FURNISHED. It has furnished to the other party copies of all reports filed with the Securities and Exchange Commission pursuant to Sections 13(a) and 15(d) of the Securities Exchange act of 1934 and, to the best of its knowledge, such reports do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. Such reports contain all of the material and relevant information concerning its business and financial condition as of their respective dates. MEGA has been delinquent in the filings referred to in this
Section 4.21 since the report filed in March, 1997.

        SECTION 4.22 FULLY REPORTING ISSUER. MEGA represents and warrants that it is subject to the requirements to file reports pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, it has filed all reports with the Securities and Exchange Commission which it is required to file pursuant to Sections 13(a), 14, and 15(d) Securities Exchange Act of 1934 for the preceding thirty-six calendar months, and it has filed timely all reports required to be filed during the preceding twelve calendar months; provided, however, that MEGA has been delinquent in the filings referred to in this Section 4.22 since the report filed March, 1997.

        SECTION 4.23 OPTIONS AND OTHER RIGHTS. There are no outstanding options, warrants, or rights to subscribe for, purchase, or receive shares of its common stock or any other securities convertible into common stock.



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        SECTION 4.24 ACCREDITED INVESTOR EXEMPTION. SBICOA represents and warrants that all of the shareholders of SBICOA entitled to vote on the plan of share exchange, and to receive shares of MEGA in the exchange, described herein are residents of Virginia, are "accredited investors," as that term is defined in 17 CFR 230.501(a), have sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investment, and are able to bear the economic risks of the prospective investment. MEGA represents and warrants that all of the requirements of Virginia Code, Section 13.1-514B.19 and 21VAC5-40-140 incumbent on it to permit the MEGA Common Stock to be issued in the exchange to be offered and sold in reliance upon the accredited investor exemption from registration under the Virginia Securities Act are and will be met, satisfied, and discharged. Without limiting the generality of the foregoing, MEGA represents and warrants that it is not an issuer that is in the development stage that either has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person, and neither MEGA, nor any of MEGA's predecessors, nor any affiliated issuer, nor any MEGA's directors, officers, or beneficial owners of 10% or more of any class of its equity securities, nor any of MEGA's promoters presently connected with it in any capacity, nor any underwriter of the securities to be offered, nor any partner, director, or officer of such underwriter:

                (a) Within the last five years, has filed a registration statement which is the subject of a currently effective registration stop order entered by any state securities administrator or the SEC;

                (b) Within the last five years, has been convicted of any criminal offense in connection with the offer, purchase or sale of any security, or involving fraud or deceit;

                (c) Is currently subject to any state or federal administrative enforcement order or judgment, entered within the last five years, finding fraud or deceit in connection with the purchase or sale of any security; or

                (d) Is currently subject to any order, judgment or decree of any court of competent jurisdiction, entered within the last five years, temporarily, preliminarily, or permanently restraining or enjoining such party from engaging in or continuing to engage in any conduct or practice involving fraud or deceit in connection with the purchase or sale of any security.

        SECTION 4.25 REPRESENTATIONS TRUE. No representation, warranty, or covenants contained in this Agreement, nor any statement or certificate furnished hereunder or in connection herewith, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE V
                                    COVENANTS

        SECTION 5.01 SHAREHOLDER MEETINGS. MEGA represents and warrants to SBICOA that it has received all necessary approval from its shareholders to enter into or perform under this



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Agreement under its Articles of Incorporation, By-Laws, or the law of its state of incorporation. SBICOA covenants with MEGA that it shall promptly obtain the written consent of all of its shareholders to the transactions contemplated by this Agreement and, if such written consent is not obtained within ten (10) days of the date of this Agreement, then SBICOA shall submit this Agreement to its shareholders for approval, as provided for in its Articles of Incorporation and Bylaws, at a special or annual meeting of shareholders (the "Shareholder Meeting") to be held on the earliest practicable date.

        SECTION 5.02 PRESERVATION OF BUSINESS; ACCESS TO DOCUMENTS. From and after the date of this Agreement and until the Effective Date, MEGA and SBICOA covenant with each other that:

                (a) It shall use its best efforts to preserve its business organization, goodwill, and business relationships intact and to retain the services of its officers and key employees;

                (b) Provided the same does not violate any statute, order, decree, rule, regulation, or contract, it shall give each other and its authorized agents full access, during normal business hours, upon reasonable notice, to all of its assets, properties, books, records, agreements, and commitments and furnish such representatives during such period with all such information concerning its affairs as the other may reasonably request; provided, however, that each party and its authorized agents shall hold in confidence all documents and information thus acquired or learned concerning the parties and, if the transactions contemplated by this Agreement are not consummated, all such documents shall immediately thereafter be returned to the appropriate parties;

                (c) It shall take all necessary corporate and any other action, and shall use its best efforts to obtain all consents, approvals, and agreements required to carry out the transactions contemplated in this Agreement and to satisfy, or cause to be satisfied, the conditions specified herein; and

                (d) It shall maintain in full force and effect insurance policies providing coverages and amount of coverage as now provided.

        SECTION 5.03 BUSINESS IN ORDINARY COURSE. MEGA and SBICOA further covenant with each other that each of the representations and warranties set forth in Article IV will be true and correct on the Effective Date. Until the Effective Date, except with the prior written consent of the other party, it shall not:

                (a) effect any salary increase or increase the benefits of any employee;

                (b)     enter into any written employment agreement;

                (c) make any contribution to any trust or plan for the benefit of employees;

                (d) make any change in any employee benefit plan which would materially increase the cost thereof or adopt any new employee benefit plan;

                (e) issue or commit to issue any capital stock or other ownership interests;



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                (f)     grant or omit to grant any options, warrants, or other
rights to subscribe for or purchase or otherwise acquire any shares of capital stock or other ownership interests or issue or commit to issue any securities convertible into or exchangeable for shares of its common stock or other ownership interests;

                (g) declare, set aside, or pay any dividend or distribution with respect to its common stock or other ownership interests;

                (h) directly or indirectly redeem, purchase, or otherwise acquire or commit to acquire any of its common stock or other ownership interest or directly or indirectly terminate or reduce or commit to terminate or reduce any bank line of credit or the availability of any funds under any loan or financing agreement;

                (i) effect a split or reclassification of any capital stock or recapitalization;

                (j) change its articles or certificate of incorporation, bylaws, or other governing instruments, except to effectuate the transactions contemplated by this Agreement;

                (k) borrow or agree to borrow any funds except pursuant to existing bank lines of credit or other existing loan agreements or financing arrangements; or

                (l)     waive or commit to waive any right of substantial value.

                                   ARTICLE VI
                     CONDITIONS PRECEDENT TO SHARE EXCHANGE

        The obligations of each of the parties under this Agreement are subject to the satisfaction of the following express conditions precedent at or before the Effective Date:

        SECTION 6.01 COMPLIANCE WITH LAWS. All statutory requirements for the valid consummation by it of the transactions contemplated by this Agreement shall have been fulfilled.

        SECTION 6.02 BLUE SKY FILINGS. All Blue Sky filings and permits or orders required of it to carry out the transactions contemplated by this Agreement shall have been made and received containing no term or condition reasonably unacceptable to it.

        SECTION 6.03 DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated herein and all documents incident thereto shall be reasonably satisfactory in form and substance to it and its counsel.

        SECTION 6.04 SHAREHOLDER APPROVALS; LIMIT ON DISSENTING SHARES. To the extent shareholder approval is required of it, this Agreement and the transactions contemplated hereby shall have been approved by the written consent of all of its shareholders, or it shall have received the requisite approval and authorization of its shareholders at a duly held special or annual meeting of its shareholders. No holders of any outstanding shares of each party to this Agreement shall dissent from the Share Exchange.

        SECTION 6.05 OPINIONS OF COUNSEL. It shall have received from counsel to the other party an opinion, dated as of the Effective Date, in form and substance satisfactory to it, to the effect that:

                (a) It has been duly incorporated and is a validly existing corporation in good standing under the laws of its state or country of incorporation, with full corporate power and authority to own and operate its properties and to carry on its business as presently being conducted.

                (b) It is duly qualified and licensed to transact business in each state or other jurisdiction in which it transacts business and by each governmental authority by which it is required to be licensed, except for jurisdictions in which failure to qualify would not materially and adversely affect its business, operations, or financial condition.

                (c) It has an authorized capital as set forth in Article IV hereinabove and the outstanding shares of its common stock stated as issued and outstanding have been duly and validly issued and are fully paid and nonassessable and contain no preemptive rights. To the best knowledge of such counsel, there are no outstanding options, warrants, or other rights to subscribe for, purchase, or receive shares of its common stock or securities convertible into its common stock, other than as set forth in Article IV hereinabove.

                (d) Neither the execution and delivery of this Agreement nor compliance with the terms of this Agreement will conflict with or result in a material breach of any of the terms, conditions, or provisions of, or constitute a material default under its articles of incorporation or bylaws or any material note, indenture, mortgage, deed of trust, or other material agreement or instrument known to such counsel to which it is a party or by which it or any of its property is bound, or any existing law, order, rule, regulation, writ, injunction, or decree known to such counsel of any government, governmental instrumentality, agency, body, arbitration tribunal, or court, domestic or foreign, having jurisdiction over it or its properties.

                (e) This Agreement has been duly authorized and executed by it, and all corporate action by it required to authorize the Share Exchange has been taken.

                (f) Except as may be set forth herein, such counsel knows of no material litigation, proceeding, claim, or governmental investigation pending or threatened against or relating to it or its properties or business.

        In rendering such opinion, counsel may rely on certificates of its officers as to matters of fact and, as to matters of law, may rely on opinions of local counsel chosen by it provided that copies of such opinions of such other counsel accompany the opinion delivered by counsel. Neither party shall be required to deliver to the other any tax opinion in connection with the Share Exchange.

        SECTION 6.06 CERTIFICATE OF PRESIDENT AND SECRETARY. It shall have received from the other a certificate of the other's President or Vice President and Secretary, dated as of the Effective Date, to the effect that the representations, warranties, and covenants of the other in this Agreement are true and correct at and as of the Effective Date, that no error, misstatement, or omission has been discovered or is known with respect to such representations and warranties, and that the other has complied with all the agreements and has satisfied all the covenants on its part to be performed at or prior to the Effective Date.

        SECTION 6.07 NO ADVERSE CHANGE. Between the date of execution of this Agreement and the Effective Date, except in the ordinary course of its business the other party (a) shall not have incurred any liabilities or obligations (direct or contingent) or disposed of any of its assets, or entered into any material transaction, or suffered or experienced any materially adverse change in its condition, financial or otherwise, and (b) shall not have increased its issued and outstanding shares of common stock or any other securities.

        SECTION 6.08 EMPLOYMENT AND STOCKHOLDER AGREEMENTS. All employment agreements and agreements among shareholders of each party in existence on the date of this Agreement shall have been terminated, satisfied, and discharged, and the persons identified in Section 2.05 hereof shall have entered into a stock purchase and repurchase agreement conforming to the requirements of said
Section 2.05.

                                   ARTICLE VII
               TERMINATION, FURTHER ASSURANCES, AND MISCELLANEOUS

        SECTION 7.01 TERMINATION AND POSTPONEMENT. Notwithstanding the prior approval of this Agreement or the Share Exchange by the shareholders of either party to this Agreement, this Agreement and the Share Exchange contemplated hereby may be terminated, and the transactions provided for herein abandoned, at any time prior to the Effective Date (except as otherwise set forth herein), as follows:

                (a) by either party to this Agreement by written notice to the other party, on or before July 1, 2000, in the event that such party determines that the consummation of the transactions contemplated by this Agreement is not feasible or in such party's best interests as a result of the due diligence review provided for in Section 2.07 herein;

                (b) by mutual consent of the Boards of Directors of MEGA and SBICOA;

                (c) by the Board of Directors of either party to this Agreement if any of the conditions set forth in Article VI shall not have been met by the other on or before July 15, 2000; or

                (d) by the Board of Directors of either party if the Share Exchange shall not have been effected by July 15, 2000.

In the event of the termination and abandonment of this Agreement and the Share Exchange contemplated hereby, this Agreement shall become void and of no effect, without any liability on the part of any party or its directors, officers, or shareholders excepts as to such claims and liabilities as may have accrued at or prior to the date of termination.

        SECTION 7.02 SURVIVAL. All agreements, representations, warranties, and covenants made hereunder or in connection with the transactions contemplated hereby shall survive the Effective Date or the termination of this Agreement, and shall remain effective in accordance with the terms hereof regardless of any investigation at any time made by or on behalf of MEGA or SBICOA.

        SECTION 7.03 EXPENSES. Each party shall bear its own costs and expenses, including attorney's fees, in connection with this Agreement and the transactions contemplated hereby.

        SECTION 7.04 ASSIGNMENT. This Agreement may not be assigned nor any of the performances hereunder delegated by operation of law or otherwise by any party hereto, and any purported assignment or delegation shall be void.

        SECTION 7.05 HEADINGS. The article and section headings of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

        SECTION 7.06 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives, assigns, and transferors.

        SECTION 7.07 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. There are no representations, warranties, conditions, or other obligations except as herein specifically provided. Any waiver, amendment, or modification hereof must be in writing. A waiver in one instance shall not be deemed to be a continuing waiver or waiver in any other instance.

        SECTION 7.08 COUNTERPARTS. This Agreement may be executed in counterparts and each counterpart hereof shall be deemed to be an original, but all such counterparts together shall constitute but one agreement an original, but all such counterparts together shall constitute but one agreement.

        SECTION 7.09 NOTICES. All notices, requests, instructions, or other documents to be given hereunder shall be deemed given if in writing and sent by registered or certified mail, return receipt requested, or facsimile transmission or electronic mail with confirmation of receipt, to:

               if to MEGA:   c/o Steven  Gregory
                             313 Ushers Road
                             Ballston Lake, NY  12019
                             Tel: (518) 877-8557
                             Fax: (518) 877-4802

                      and    Stephen A. Pechenik, Esq.
                             Pechenik & Curro, P.C.
                             41 Second Street
                             Troy, NY  12180
                             Tel: (518) 274-7220
                             Fax: (518) 274-7255
                             pechenik@nycap.rr.com

            if to SBICOA:    c/o  Joyce L. Brown
                             1730 Rhode Island Avenue N.W., Suite 415

                             Washington, DC  20036
                             Tel: (202) 296-9594
                             Fax: (202) 296-9308
                             Joyce.Brown@sbicoa.com

                      and    Robert E. Olsen, Esq.
                             Greenberg Traurig
                             1750 Tysons Blvd., Suite 1200
                             McLean, VA  22102
                             Tel: (703) 749-1357
                             Fax: (703) 714-8357
                             Olsenr@gtlaw.com

        SECTION 7.10 CONSTRUCTION. Each party has been represented by counsel in this transaction and has had an opportunity, directly and through counsel, to participate in the drafting of this Agreement and of the documents to be delivered hereunder. Accordingly, no provision of this Agreement or any document to be delivered hereunder shall be construed against a party on the basis that such party was nominally the drafter of such provision.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                       MEGA GROUP, INC.,
                                       a New York corporation


                                       By:    /s/ STEVEN GREGORY
                                              ------------------
(SEAL)                                        Steven Gregory, President


                                       SMALL BUSINESS INVESTMENT
                                       CORPORATION OF AMERICA, INC.,
                                       an Oregon corporation


                                       By:    /s/ JOHN H. BROWN
                                              -----------------
(SEAL)                                        John H. Brown, Chairman and Chief
                                              Executive Officer

                                    EXHIBIT A

                          EXCEPTIONS SCHEDULE FOR MEGA


SECTIONS 2.03, 4.05, 4.07, 4.09, AND 4.15:

        1. MEGA is obligated to HSBC Bank, 20 Park Avenue, Clifton Park, New York, on a promissory note(s), in the approximate total unpaid principal amount, interest, charges, and fees of $34,000.

        2.      MEGA is a defendant in that certain civil action captioned David
G. Becking and Barton G. Smith vs. Mega Group, Inc. et al, case no. 2645-97, pending in the Supreme Court for the County of Albany (the "Becking and Smith Case"). The claims of the plaintiffs against MEGA in the Becking and Smith Case have been compromised, settled, and released, but the remaining defendants may retain the right to assert a claim in contribution and/or indemnification against MEGA.

        3. MEGA is a plaintiff in that certain civil action captioned Mega Group, Inc. vs. Robert Halton and Diane Halton, case no. 2000-448, pending in the Supreme Court for the County of Saratoga (the "Halton Case"). Mr. Halton, a former officer and director of MEGA, has asserted a counterclaim for breach of contract, in the approximate amount of $1,500,000.00, against MEGA.

        4. Herman Adler has obtained an arbitration award of approximately $160,000 in his favor and against MEGA (the "Adler Award"), and the award may be reduced to judgment.

        5. MEGA is a defendant in that certain civil action captioned First State Bank vs. Mega Group, Inc., case no. 2000-418 pending in the Supreme Court for the County of Saratoga (the "First State Bank Case"), for collection of a computer lease, in the approximate total unpaid lease receivable, interest, charges, and fees of $58,000.00.

        6. AMS Services, Inc., a computer programming company, has asserted a claim in the approximate amount of $16,000 against MEGA.

        7. Martin Keary, a former employee, has asserted a claim in the approximate amount of $35,000.00 against MEGA.

        8. MEGA is obligated to Steven Gregory, an officer and director of MEGA, under an employment agreement, in the approximate total due and unpaid amount of $0.

SECTION 4.19:

        SBICOA owns of record and beneficially 766,693 shares of MEGA Common Stock.

                                    EXHIBIT B

                         EXCEPTIONS SCHEDULE FOR SBICOA


SECTION 4.19:

        Joyce Brown, John Brown, and Vern Morris each own of record and beneficially 2,000 shares of SBICOA Common Stock.

                                    EXHIBIT C

                           FORM OF INDEMNITY AGREEMENT

                             AGREEMENT OF INDEMNITY

        This Agreement, made this ____ day of _______, 2000, between Steven Gregory ("Indemnitor") and Mega Group, Inc., a New York corporation, and Small Business Investment Corporation of America, Inc., an Oregon corporation, (collectively, "Indemnitee").

        For $10.00 and other good and valuable consideration paid by Indemnitee and received in hand by Indemnitor, Indemnitor shall indemnify and hold harmless Indemnitee and its directors, officers, shareholders, affiliates, associates, representatives, agents, successors, and assigns (collectively, "Indemnitee Group") from and against any and all claims or liabilities, whether actual or contingent, liquidated or unliquidated, or accrued or unaccrued, arising out of or related in any way to the business or operations of Mega Group, Inc., including without limitation any claim asserted or which might be asserted in those arbitration proceedings and civil actions identified in the MEGA Exceptions Schedule attached to that certain Agreement and Plan of Share Exchange, dated ______ ___, 2000, by and between Mega Group, Inc. and Small Business Investment Corporation of America, Inc. (the "Agreement and Plan of Share Exchange"), or the breach by MEGA of any of the representations, warrants, and covenants given therein; provided, however, that Gregory shall not be required to indemnify MEGA, SBICOA, and their directors, officers, shareholders, representatives, agents, affiliates, successors, and assigns harmless from and against any and all claims or liabilities arising out of or related in any way to the Adler Award, as defined in the Agreement and Plan of Share Exchange.

        Indemnitor may, at his option, assume the defense of the claim (including, but not limited to, the employment of counsel, who shall be counsel satisfactory to Indemnitee, and the payment of expenses of said counsel), and shall be entitled to settle and compromise said claim in the name of the Indemnitee Group on such terms as the Indemnitor may negotiate, provided that the Indemnitee Group shall have no obligation to contribute any funds or assets to said settlement. The Indemnitee Group shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, and such fees and expenses of such counsel shall be at the expense of the Indemnitor. Promptly after the settlement or other final determination of the amount of any such claim, the Indemnitor shall pay to the Indemnitee, for the benefit of the Indemnitee Group, an amount in cash equal to the claim.

        Notwithstanding any other provision herein to the contrary, the obligation of Indemnitor hereunder shall be non-recourse to Indemnitor and shall be satisfied only from the security and in the manner provided hereinbelow. Imdemnitor hereby assigns to Indemnitee, for security and for the benefit of the Indemnitee Group, all of his shares of Mega Common Stock, as defined in the Agreement and Plan of Share Exchange, grants a security interest therein to Indemnitee for the benefit of the Indemnitee Group to secure the obligation provided herein, delivers to Indemnitee for the benefit of the Indemnitee Group certificates for all of said shares together with not less than ten stock powers signed in blank, and upon the settlement or other final determination of the amount of any such claim authorizes the Indemnittee to complete and deliver to the member or members of the Indemnitee Group against which the claim has been asserted, together with a stock certificate for transfer, a stock power for such number of shares as is determined by dividing the amount of the claim as settled or finally determined by $2.50.

        The aforementioned assignment for security shall terminate four years after the date hereof or thirty days after the settlement or final determination of the last remaining claim, whichever comes last, whereupon Indemnitee shall reassign all remaining stock certificates and stock powers to Indemnitor, and this Agreement of Indemnity shall terminate and be of no further force and effect.

        This Agreement shall be binding on and inure to the benefit of the heirs, executors, administrators, successors, and assigns of the respective parties to this Agreement.

        IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal, this ___ day of _________, 2000.


                                 "Indemnitor"


                                 ---------------------------
                                 Steven Gregory

                                 "Indemnitee"

                                 MEGA GROUP, INC.


                                 By:
                                        ------------------------------------
                                        Steven Gregory, President

                                 SMALL BUSINESS INVESTMENT
                                 CORPORATION OF AMERICA, INC.


                                 By:
                                        ------------------------------------
                                        John H. Brown, Chairman and Chief
                                        Executive Officer